EXHIBIT 10-93

SECOND AMENDMENT TO THE
DTE ENERGY COMPANY
SUPPLEMENTAL RETIREMENT PLAN
(Amended and Restated Effective January 1, 2005)

As authorized by resolutions adopted by the DTE Energy Benefit Plan Administration Committee on November 11, 2014, the DTE Energy Company Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005), is amended as follows:

1.    Effective January 1, 2015, Article 6 is amended to read as follows:

ARTICLE 6
Employers’ Obligation

Section 6.1.    Qualified Plan Benefit. DTE Energy Corporate Services, LLC will pay under this Plan any amount that any eligible employee would have been entitled to receive under the Qualified Plan but for the limitation on compensation under Section 401(a)(17) of the Code, the limitation on benefits and contributions under Section 415 of the Code, and any other provision of the Code or other law that the Committee hereafter designates. Also, DTE Energy Corporate Services, LLC will pay under this Plan any amount that any eligible employee would have been entitled to receive under the Qualified Plan but for the exclusion of deferrals under the DTE Energy Company Supplemental Savings Plan and the DTE Energy Company Executive Deferred Compensation Plan from the definition of compensation under the option of the Qualified Plan applicable to such Participant.

Section 6.2.    Executive Deferred Compensation Plan Benefit. DTE Energy Corporate Services, LLC will credit a hypothetical bookkeeping account (“Make-Up Account”) for each Participant with amounts intended to replace benefits (but not earnings) under any plan maintained by DTE Energy Corporate Services, LLC intended to be qualified under Code section 401(a) which are reduced as a result of any deferrals under Sections 4.01, 4.02, or 4.03 of the DTE Energy Company Executive Deferred Compensation Plan (“EDCP”):

(a)    Traditional Pension Plan Make-Up. DTE Energy Corporate Services, LLC will credit to the Participant’s Make-Up Account an amount equal to the difference between (i) the present value, determined under each applicable defined benefit plan maintained by DTE Energy Corporate Services, LLC intended to be qualified under Code section 401(a), including the MCN Traditional Option and the DTE Traditional Option of the Qualified Plan (“Pension Plan”), of the benefit that the Participant would have been entitled to receive under each such Pension Plan but for his election to defer any amount under the EDCP, and (ii) the present value, determined under each such Pension Plan, of the benefit that the Participant is entitled to receive under such Pension Plan. Such credit will be determined and credited as of the Participant’s date of termination of employment.

(b)    Cash Balance Plan Make-Up. DTE Energy Corporate Services, LLC will credit to the Participant’s Make-Up Account an amount equal to the additional increment that would have been added to the Participant’s account under a cash balance defined benefit plan maintained by DTE Energy Corporate Services, LLC intended to be qualified under Code section 401(a), excluding the MCN Traditional Option and the DTE Traditional Option of the Qualified Plan (“Cash Balance Plan”),

but for his election to defer any amount under the EDCP. Such credit will be determined and credited as of the last day of each calendar year.

Section 6.3.    Prior Plan Payments. If a Participant is in pay status as of December 31, 2014 under this Plan or one of the Prior Plans, or has terminated employment from a Participating Employer prior to January 1, 2015, the amount and method of payment to the Participant will continue under the provisions of this Plan or the applicable Prior Plan. All payments payable under this Section 6.3 will be paid by DTE Energy Corporate Services, LLC.

2.    Effective January 1, 2015, Section 7.6 is amended to read as follows:

Section 7.6.    Transfer to an Affiliated Company. Benefits for a Participant who transfers employment from one Employer to an Affiliated Company will be subject to the transfer provisions of the Qualified Plan. The Participant’s participation in this Plan after the transfer will be conditioned on the Participant’s continued participation in the Qualified Plan after the transfer.

This Amendment is executed on behalf of the Committee by its Chairperson, as authorized by the Committee’s resolution.

Dated: November 11, 2014

/s/ LARRY E. STEWARD
Larry E. Steward
Senior Vice President, Human Resources
Committee Chairperson